AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BBV VIETNAM S.E.A. ACQUISITION CORP.

Pursuant to Sections 90 and 93 of the
Business Corporations Act of the Associations Law
of the Republic of the Marshall Islands

BBV Vietnam S.E.A. Acquisition Corp., a corporation (the “Corporation”) organized and existing under the provisions of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), for the purpose of amending and restating its articles of incorporation, hereby certifies as follows:

1.
The Corporation’s articles of incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 8, 2007. The articles of incorporation were amended on October 12, 2007, to change the name of the Corporation from “BBV Vietnam Acquisition Corp.” to “BBV Vietnam S.E.A. Acquisition Corp.” (as amended, the “Articles of Incorporation”).

2.
This amendment and restatement of the Articles of Incorporation (the “Amended and Restated Articles of Incorporation”) have been duly adopted and authorized, pursuant to the provisions of the BCA, by all necessary corporate action by the Corporation.

3.	Immediately upon filing the Amended and Restated Articles of Incorporation, the text of the entire Articles of Incorporation is hereby amended and restated to read in full as set forth below:

FIRST: The name of the Corporation is BBV Vietnam S.E.A. Acquisition Corp.

SECOND: The registered office of the Corporation is located at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH 96960. The name of its registered agent at the address is the Trust Company of the Marshall Islands, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

FOURTH: The Corporation’s existence shall terminate on February 13, 2011 (the “Termination Date”) except for the purpose of winding up the Corporation’s affairs and liquidation pursuant to section 106 of the BCA. In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its shareholders for a vote pursuant to Article Sixth, paragraph A, it shall submit this provision to its shareholders concurrently for amendment to permit the Corporation’s continued existence. This provision may only be amended in connection with, and become effective upon, the consummation of the Initial Business Combination.

FIFTH: The Corporation is authorized to issue a total of 51,000,000 shares, consisting of two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 50,000,000, with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.

A.
Preferred Stock. The Corporation’s board of directors (the “Board of Directors”) is expressly granted authority to issue shares of Preferred Stock, in one or more series and without shareholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.
Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

SIXTH: Paragraphs A through H below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination, and may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of or consent of the holders of 95% or more of the IPO Shares (as defined below).

An “Initial Business Combination” shall mean the acquisition, or the acquisition of control, by the Corporation of one or more operating businesses having their primary operations in Asia, through a merger, stock exchange, asset acquisition, reorganization or similar business combination or contractual arrangements (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition. Any acquisition of multiple Target Businesses shall occur simultaneously. The Corporation may acquire less than 100% of the interests or assets of the Target Business but will not acquire less than a controlling interest, which would be at least 51% of the voting securities of the Target Business.

The “Target Business Acquisition Period” shall mean the period from the consummation of the IPO up to and including the earlier to occur of (i) an Initial Business Combination or (ii) the Termination Date.

“IPO Shares” shall mean such shares of Common Stock issued in the Corporation’s IPO.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO plus the aggregate proceeds from the Corporation’s sale of 1,873,684 warrants at a price of $0.95 per warrant immediately prior to the effective date of its registration statement filed with the SEC in connection with its IPO.

“Fair market value,” for purposes of this Article Sixth, shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that may or may not be a member of the Financial Industry Regulatory Authority. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the business if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

A.
Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its shareholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such shareholder approval under the BCA. In addition to any other vote of shareholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if (i) approved by a majority of the Common Stock voted at a duly held shareholders’ meeting, (ii) shareholders owning less than 30% of the IPO Shares vote against the Initial Business Combination and the Extended Period (as defined below) and exercise their conversion rights described in paragraph D below, and (iii) Article Fourth is amended to allow for the Corporation’s perpetual existence.

B.
In the event that the Corporation does not consummate an Initial Business Combination within 18 months after the consummation of its IPO and no letter of intent, agreement in principle or definitive agreement to consummate an Initial Business Combination has been executed (the “Eighteen Month Acquisition Date”), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation within 60 days of the Eighteen Month Acquisition Date and shall not engage in any other business activities. In the event that the Corporation does not consummate an Initial Business Combination within 24 months after the consummation of its IPO and in the event that either a letter of intent, an agreement an principle or a definitive agreement to consummate an Initial Business Combination was executed but no Initial Business Combination was executed within such 24 month period and the Extended Period (as defined below) is not submitted or approved, as applicable (the “Twenty-Four Month Acquisition Date” and the later of the Twenty-Four Month Acquisition Date and the Eighteen Month Acquisition Date being referred to as the “Initial Acquisition Date”), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation within 60 days of the Twenty-Four Month Acquisition Date and shall not engage in any other business activities. In the event that the Board of Directors anticipates that the Corporation may not be able to consummate an Initial Business Combination within 24 months of its IPO, the Board may take all such action necessary to extend the time period within which the Corporation may complete the Initial Business Combination to 36 months (the “Extended Period”) in accordance with paragraph C below.

C.
If the Board of Directors anticipates that the Corporation may not be able to consummate an Initial Business Combination within 24 months after the Consummation of its IPO and determines that the Extended Period is advisable, a resolution to that effect shall be adopted by a majority of the whole Board of Directors, and the officers of the Corporation shall cause notice to be mailed to each shareholder of the Corporation entitled to vote thereon of the adoption of such resolution and a meeting of shareholders of the Corporation to take action upon such resolution in accordance with the BCA (the “Extension Meeting”). In addition to any other vote of the shareholders of the Corporation required under applicable law or listing agreement, the Corporation may extend the time period within which the Corporation may complete the Initial Business Combination to 36 months only if approved by a majority of the IPO Shares voted at the Extension Meeting and the shareholders owning less than 30% of the IPO Shares vote against the Extended Period and exercise their conversion rights described in paragraph D below.

D.
In the event that an Initial Business Combination or the Extended Period is approved in accordance with paragraphs A, B or C above, and the Initial Business Combination is consummated by the Corporation or the Extended Period is approved, shareholders holding IPO Shares who exercised their conversion rights and voted against the Initial Business Combination or the Extended Period may, subject to the availability of lawful funds therefor, demand that the Corporation convert their IPO Shares to cash at a per-share conversion price equal to (i) the aggregate amount then in the Trust Account (before payment of Deferred Underwriting Compensation and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the Trust Account, and net of interest income earned on the Trust Account balance previously released to the Corporation to fund working capital requirements and net of any income taxes payable on such interest, which shall be paid from the Trust Account), calculated, in the case of the Initial Business Combination, as of two business days prior to the proposed consummation of the Initial Business Combination and, in the case of the Extended Period, as of the date of the Extension Meeting, divided by (ii) the number of shares of Common Stock sold in the IPO outstanding at that date (including shares sold pursuant to the exercise of the underwriters’ over-allotment option, if any); provided, however, that any holder of IPO Shares, together with any affiliates of such holder or any other persons with whom such holder is acting as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), may collectively only exercise conversion rights with respect to up to 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any exercise of conversion rights in connection with either the shareholder vote required to approve an Initial Business Combination or the shareholder vote required to approve the Extended Period. The conversion rights are in addition to, and not instead of, any appraisal rights to which a shareholder may or may not be entitled under section 101 of the BCA.

E.
In the event that the Corporation has not completed the Initial Business Combination by the Initial Acquisition Date and, if applicable, the Extended Period has not been approved, the Board of Directors shall submit a plan of dissolution and distribution to its shareholders for approval and the corporation shall not engage in any other business activities. If the Extended Period has been adopted and the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. If the Extended Period is approved and holders of 30% or more of the IPO Shares do not elect to redeem their shares in connection with the vote for the Extended Period, and the Corporation is unable to consummate the Initial Business Combination within the Extended Period, as soon as practicable thereafter, the Corporation will adopt a plan of dissolution and distribution.

F.
A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event: (i) of a liquidation of the Corporation; (ii) that the Corporation does not consummate an Initial Business Combination by the Termination Date; or (iii) such holder demands conversion of its shares in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

G.
The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income to the Corporation to fund the Corporation’s working capital requirements in an amount up to $1,000,000, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

H.
Between the date of consummation of its IPO and the date of consummation of its Initial Business Combination, the Corporation will not issue any additional shares of capital stock, rights, warrants, options or other securities convertible into shares of capital stock of the Corporation, except (a) as part of the consideration for the Initial Business Combination, provided that any such securities shall be issued only on the date on which such Initial Business Combination is consummated, and, provided, further, that any such shares of capital stock issued as part of the consideration for such Initial Business Combination shall not (i) participate in liquidating distributions of the Trust Account or (ii) vote on the approval of any Initial Business Combination, the Extended Period or the extension of the Termination Date or (b) upon the exercise of any rights, warrants or options issued by the Corporation.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and shareholders:

A.
The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third annual meeting of shareholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary and as permitted by the Corporation’s bylaws. The directors in Class A shall be elected for a term expiring at the first annual meeting of shareholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of shareholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of shareholders. Commencing at the first annual meeting of shareholders and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

B.
The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the bylaws so provide.

C.
The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

D.
The Board of Directors, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the shares of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director’s interest or for any other reason.

E.
In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Republic of the Marshall Islands, these Amended and Restated Articles of Incorporation and to its bylaws; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.
No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the BCA as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If, after approval by the shareholders of this Article to authorize corporate action, the BCA is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended.

B.
The Corporation shall, to the fullest extent permitted by the BCA, as the same may be amended and supplemented from time to time, indemnify and advance expenses to (i) its directors and officers and (ii) any person who, at the request of the Corporation, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that, except with respect to proceedings to enforce rights to indemnification, the bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: Subject to the provisions set forth in Articles Fourth and Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

(Remainder of page intentionally left blank. Signature page to follow.)

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by its President and Secretary as of this ___ day of February, 2008.

BBV VIETNAM S.E.A. ACQUISITION CORP.

By:	/s/ Eric M. Zachs
Eric M. Zachs, President and Secretary